NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES FISCAL 2016 SECOND QUARTER RESULTS

NEW YORK, NEW YORK (July 8, 2016) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin”) reported total revenue for the three months ended May 31, 2016 (the “2016 second quarter”) of $6,524,000, as compared to total revenue of $6,196,000 for the three months ended May 31, 2015 (the “2015 second quarter”) and total revenue for the six months ended May 31, 2016 (the “2016 six month period”) of $13,206,000 as compared to total revenue of $12,429,000 for the six months ended May 31, 2015 (the “2015 six month period”). The 2016 second quarter and the 2016 six month period include the reversal of revenue from property sales of ($278,000) reflecting an adjustment to the cumulative amount of revenue recognized on a prior year’s property sale being accounted for under the percentage of completion method (see below).

Rental revenue in the 2016 second quarter increased by $851,000 (14%) to $6,802,000 from $5,951,000 in the 2015 second quarter. Rental revenue in the 2016 six month period increased by $2,126,000 (19%) to $13,484,000 from $11,358,000 in the 2015 six month period. Profit from leasing activities (rental revenue less operating expenses of rental properties) in the 2016 second quarter increased by $731,000 (18%) to $4,810,000 from $4,079,000 in the 2015 second quarter. Profit from leasing activities in the 2016 six month period increased by $2,253,000 (32%) to $9,326,000 from $7,073,000 in the 2015 six month period. The increase in profit from leasing activities in the 2016 second quarter and 2016 six month period versus the comparable periods in fiscal 2015 was driven by the increase in rental revenue from a net increase in space under lease in the 2016 second quarter and 2016 six month period versus the comparable periods in fiscal 2015.

Griffin’s portfolio of rental properties included thirty-two buildings aggregating approximately 3,044,000 square feet as of May 31, 2016, as compared to thirty-one buildings aggregating approximately 2,765,000 square feet as of May 31, 2015. The increase in Griffin’s portfolio as of May 31, 2016 over May 31, 2015 reflects an approximately 280,000 square foot building (“5220 Jaindl Boulevard”) in the Lehigh Valley of Pennsylvania that was completed and placed in service at the end of the fiscal 2015 third quarter.

As of May 31, 2016, Griffin’s buildings had approximately 2,765,000 square feet (91%) under lease as compared to approximately 2,423,000 square feet (88%) under lease as of May 31, 2015. The net increase of approximately 342,000 square feet in space leased reflects: (a) a lease of the entire building at 5220 Jaindl Boulevard; and (b) several new leases aggregating approximately 216,000 square feet in Griffin’s other buildings, including the previously announced 2016 first quarter lease of approximately 102,000 square feet in 4270 Fritch Drive (“4270 Fritch Drive”), one of Griffin’s other Lehigh Valley industrial/warehouse buildings; partially offset by (c) several leases aggregating approximately 123,000 square feet that expired and were not renewed; and (d) a full building lease of approximately 31,000 square feet of industrial/warehouse space in Bloomfield, Connecticut that was terminated in the fiscal 2015 third quarter, prior to its scheduled expiration date, with Griffin receiving a payment in exchange for the early termination. The approximately 31,000 square foot Bloomfield industrial/warehouse building was subsequently leased to a tenant that relocated from one of Griffin’s office buildings in the fiscal 2016 third quarter after the tenant and building improvement work related to the new lease was completed. The new lease at 4270 Fritch Drive resulted in Griffin’s four Lehigh Valley industrial/warehouse buildings, aggregating approximately 931,000 square feet, becoming fully leased. In the latter part of fiscal 2015, Griffin started construction on an approximately 252,000 square foot industrial/warehouse building (“5210 Jaindl Boulevard”) in the Lehigh Valley. The shell of 5210 Jaindl Boulevard was completed subsequent to the end of the fiscal 2016 second quarter. Although 5210 Jaindl Boulevard is not yet leased, Griffin has received several expressions of interest from prospective tenants that could lead to that building being fully leased in the near future. Also, in the first six months of fiscal 2016, Griffin extended several leases aggregating approximately 147,000 square feet, including leases aggregating approximately 132,000 square feet in New England Tradeport, Griffin’s industrial park in Windsor and East Granby, Connecticut.

For the 2016 second quarter, Griffin reported a net loss of ($379,000) and a basic and diluted net loss per share of ($0.07) as compared to a net loss of ($234,000) and a basic and diluted net loss per share of ($0.05) for the 2015 second quarter. Griffin’s higher net loss in the 2016 second quarter, as compared to the 2015 second quarter, was driven by lower revenue from property sales (see below). The increase in profit from leasing activities in the 2016 second quarter was mostly offset by the aggregate of the increases in depreciation and amortization expense, general and administrative expenses and interest expense in the 2016 second quarter.

For the 2016 six month period, Griffin reported a net loss of ($714,000) and a basic and diluted net loss per share of ($0.14) as compared to a net loss of ($942,000) and a basic and diluted net loss per share of ($0.18) for the 2015 six month period. The lower net loss in the 2016 six month period, as compared to the 2015 six month period, principally reflects the higher profit from leasing activities and lower general and administrative expenses in the 2016 six month period, partially offset by lower revenue from property sales (see below) and increases in depreciation and amortization expense and interest expense in the 2016 six month period.

Griffin did not complete any property sales in the 2016 six month period. The revenue from property sales in the 2016 second quarter and 2016 six month period reflects only an adjustment of ($278,000) related to the sale of approximately 90 acres of undeveloped land in Windsor, Connecticut (the “Windsor Land Sale”) that closed in the fiscal year ended November 30, 2013 and is being accounted for under the percentage of completion method because Griffin was required, under the terms of sale, to complete certain offsite improvements, principally roadwork. In the 2016 second quarter, Griffin revised the total estimated costs to complete the required roadwork based upon additional work required by the state of Connecticut’s Department of Transportation. As Griffin did not perform any work related to the Windsor Land Sale in the first half of fiscal 2016, the percentage of completion, which is determined by the ratio of the cost of the work incurred to the total estimated cost of the work, was lower as of May 31, 2016 than as of November 30, 2015. Accordingly, an adjustment to revenue from property sales is reflected in the 2016 second quarter and 2016 six month period to reverse a portion of the revenue previously recognized based upon the reduced percentage of completion as of May 31, 2016. The adjustment to revenue reflected in the 2016 second quarter did not affect the proceeds of $8,968,000 from the Windsor Land Sale which were received in fiscal 2013. The effect of the estimated additional roadwork cost is expected to reduce the estimated total pretax gain on the Windsor Land Sale from approximately $6,765,000 to approximately $6,686,000 after all costs are incurred. As of May 31, 2016, Griffin has recognized cumulative revenue of $7,978,000 and cumulative pretax gain of $5,950,000 from the Windsor Land Sale, including the effect of the adjustment to revenue discussed above. The road work related to the Windsor land sale is expected to be completed in the second half of fiscal 2016. Property sales revenue and gain in the 2015 second quarter and 2015 six month period included only the recognition of previously deferred revenue and gain from the Windsor Land Sale.

 Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The forward-looking statements disclosed herein, including the potential leasing of 5210 Jaindl Boulevard, the estimated timing for the completion of the roadwork related to the Windsor Land Sale and the timing of the recognition of revenue and pretax gain and the estimated total pretax gain from the Windsor Land Sale are based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin. Griffin’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various important factors, including those set forth in Item 1A under the heading “Risk Factors” in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2015. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Industrial Realty, Inc.

Consolidated Statements of Operations

(amounts in thousands, except per share data)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	May 31, 2016	May 31, 2015	May 31, 2016	May 31, 2015

Rental revenue (1)	$6,802	$5,951	$13,484	$11,358
Revenue from property sales (2)	(278)	245	(278)	1,071
Total revenue	6,524	6,196	13,206	12,429

Operating expenses of rental properties (1)	1,992	1,872	4,158	4,285
Depreciation and amortization expense	2,169	1,886	4,314	3,704
Costs related to property sales	—	118	—	322
General and administrative expenses	2,093	1,847	3,660	3,858
Total expenses	6,254	5,723	12,132	12,169

Operating income (loss)	270	473	1,074	260

Interest expense (3)	(1,062)	(917)	(2,153)	(1,844)
Gain on sale of assets	122	—	122	—
Investment income	55	71	62	105
Loss before income tax benefit	(615)	(373)	(895)	(1,479)
Income tax benefit	236	139	181	537
Net loss	$(379)	$(234)	$(714)	$(942)

Basic net loss per common share	$(0.07)	$(0.05)	$(0.14)	$(0.18)

Diluted net loss per common share	$(0.07)	$(0.05)	$(0.14)	$(0.18)

Weighted average common shares outstanding for computation of basic and diluted per share results	5,150	5,150	5,151	5,150

(1) Profit from leasing activities:

	For the Three Months Ended		For the Six Months Ended
	May 31, 2016	May 31, 2015	May 31, 2016	May 31, 2015
Rental revenue	$6,802	$5,951	$13,484	$11,358
Operating expenses of rental properties	1,992	1,872	4,158	4,285
Profit from leasing activities	$4,810	$4,079	$9,326	$7,073

(2) Revenue from property sales in the 2016 second quarter and 2016 six month period reflects only an adjustment of ($278,000) related to the sale of approximately 90 acres of undeveloped land in Windsor, Connecticut (the “Windsor Land Sale”) that closed in the fiscal year ended November 30, 2013 and is being accounted for under the percentage of completion method. The adjustment in the current year periods was the result of an increase of $79,000 in the total estimated costs of the roadwork attributed to the Windsor Land Sale that Griffin is required to complete. As of May 31, 2016, Griffin has recognized cumulative revenue of $7,978,000 and cumulative pretax gain of $5,950,000 from the Windsor Land Sale. The total revenue and gain from the Windsor Land Sale to be recognized after all of the required roadwork is completed is expected to be $8,968,000 and $6,686,000, respectively.  Griffin expects to complete the required roadwork related to the Windsor Land Sale in the second half of fiscal 2016. Property sales revenue and gain in the 2015 second quarter and 2015 six month period included only the recognition of previously deferred revenue and gain from the Windsor Land Sale.

(3) Interest expense is primarily for mortgages on Griffin's rental properties.